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                                                                     EXHIBIT 4.2

                             SHAREHOLDERS AGREEMENT


         THIS SHAREHOLDERS AGREEMENT (the "Agreement"), is made and entered into as of the ___day of November, 1999, by and among WT Technologies, Inc., a Georgia corporation (the "Corporation"), BCD Technology, S.A., a company organized under the laws of the country of Luxembourg ("BCD"), and the following parties, each of which shall be a "Shareholder," and collectively, the "Shareholders": (i) The Alexander Family, L.P., a Georgia limited partnership ("Alexander"); (ii) Danny B. Hood, an individual resident of Georgia ("Hood");
(iii) Ralph Manaker, an individual resident of Virginia ("Manaker"); (iv) Steve Reynolds, an individual resident of Texas ("Reynolds"); and (v) Velva Wiggins, an individual resident of Georgia ("Wiggins").

                                 R E C I T A L S

         WHEREAS, Alexander, Hood, Manaker, Reynolds and Wiggins are acquiring shares of the Corporation's common stock pursuant to the terms of that certain Contribution Agreement dated as of the date hereof between the Corporation and those Shareholders, pursuant to which such Shareholders are contributing all of their membership interests in WorldTravel Technologies, L.L.C. ("WTT"), to the Corporation.

         WHEREAS, the Corporation and the Shareholders desire to place certain restrictions on the transferability of the Shares (as defined below) now or hereafter owned by them, and address certain other matters with respect to the Shares and the Corporation, all as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises of the parties made in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                A G R E E M E N T

         1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Affiliate" means a Person or Persons (each as defined below) who: (i) directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person(s) in question, or (ii) is an officer, director, or shareholder of the Person(s) in question. The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

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                  (b)      "Person" means an individual, partnership, limited
liability company, joint venture, association, corporation, trust or any other legal entity.

                  (c) "Share" or "Shares" shall mean and include shares of the Corporation's common stock, par value $.01 per share, and all other securities of the Corporation which may be issued in exchange for or in respect of such shares (whether by way of stock split, stock dividend, combination, reclassification or any other means);

                  (d) "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any way encumber or dispose of directly or indirectly and whether or not by operation of law or for value.

          2.      Transfers by Shareholders.

                  (a)      Transfers Generally. Except as provided in this
Section 2, no Shareholder shall have the right to Transfer all or any portion of his or her Shares other than to an existing shareholder of the Corporation without the prior written consent of the Board of Directors of the Corporation.

                  (b)      Redemption.

                           (1) (i) Upon the death or permanent physical or mental disability of Alexander's managing general partner, John C. Alexander ("JCA"), Hood, Manaker, Reynolds, or Wiggins (each a "Redeemable Shareholder"), or (ii) in the event that a Redeemable Shareholder (or, in the case of Alexander, JCA) shall no longer be employed by the Corporation, WTT, WorldTravel or WTPG (or any successor or Affiliate entities thereof) for any reason (which, for the purpose of this Section 2(b), shall be interpreted to include a party invoking any notice of termination provision in an employment agreement, regardless of the fact that actual employment with the Corporation, WTT, WorldTravel or WTPG (or any successor or Affiliate entities thereof) has not yet ceased), the Corporation shall have the right to redeem, or shall have the right to cause a third party to purchase, and (if the Corporation exercises such right) the Redeemable Shareholder shall sell, all of the Shares of such Redeemable Shareholder. Each of the events described in subsections (i) and (ii) above shall, for the purposes of this Agreement, be deemed a "Separation Event." For the purpose of clause (ii) above, performing consulting services as an independent contractor and/or serving on the Board of Directors of the Corporation, WTT, WTPG or WorldTravel (or any successor or Affiliate entities thereof) shall not, singly or together, constitute employment. For the purposes of this Agreement, a permanent physical or mental disability of a Redeemable Shareholder shall be deemed to have occurred at the end of a period of one hundred and eighty (180) consecutive days during which the Redeemable Shareholder (or, in the case of Alexander, JCA) has been unable to perform the customary and usual duties for which he or she was employed. Any such redemption or purchase shall be consummated


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         (x) within sixty (60) days after the date of the Separation Event or
         (y) if the redemption price is tied to "fair market value," within thirty (30) days of a final determination of "fair market value;" provided, however, in the event of a purchase or redemption occasioned by a party invoking any notice of termination provision in an employment agreement, the date specified in (x) above shall be sixty
         (60) days after the date through which the employee is contractually bound to be employed by the Corporation.

                           (2) The redemption price (the "Redemption Price") for the Shares of a Redeemable Shareholder redeemed or purchased pursuant to this Section 2(b) shall be equal to the amount which would be distributed to such Redeemable Shareholder or its representative upon the dissolution of the Corporation if the entire business of the Corporation was sold to a third party for cash at its "fair market value," as defined and determined below:




                                    (A)      For purposes of this Section  2(b),
                  "fair market value" shall mean the price which a sophisticated purchaser, knowledgeable in the business of the Corporation, would pay for such business as a going concern, taking into account goodwill and any other intangible assets of the Corporation's business, all as determined in accordance with this Section 2(b). The "fair market value" measure to be used in connection with a purchase or redemption occasioned by a Separation Event which occurs during a given year shall be the fair market value of the Corporation as of December 31st of the year immediately preceding the year in which the Separation Event occurs. If the Separation Event at issue is the invocation of a "notice of termination" provision in an employment agreement, then the "fair market value" for such purchase or redemption shall be the fair market value applicable for the year in which the notice of termination is given and not the fair market value of the actual date of the person's termination of employment, if different. Each year, the Board of Directors shall propose in good faith a fair market value for the Corporation and provide each shareholder of the Corporation with written notice thereof within one hundred and twenty (120) days of the end of the preceding year. The fair market value proposed by the Board of Directors shall be adopted on behalf of the Corporation and all Shareholders by operation of this Agreement unless one or more shareholders of the Corporation (the "Objecting Shareholders"), by a majority of the votes entitled to be cast in accordance with this Section 2(b)(2)(A), has objected to the proposed fair market value through written notice to the Corporation no later than fifteen (15) days after the date of the Board of Directors' written proposal. For this purpose, each shareholder of the Corporation shall be entitled to vote that number of votes equal to the percentage derived by dividing the number of Shares owned by such shareholder by the sum of the Shares owned by all other shareholders of the Corporation. In the event the Objecting Shareholders timely and properly object to the fair market value figure proposed by the Board of Directors, the Board of Directors will continue to work with the


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                  Objecting Shareholders to attempt to reach agreement on fair market value until (x) one or more shareholders of the Corporation, by a majority of the votes entitled to be cast in accordance with this Section 2(b)(2)(A), agree with the Board of Directors in writing to a fair market value, or (y) such time as either the Board of Directors or one or more shareholders of the Corporation, by a majority of the votes entitled to be cast in accordance with this Section 2(b)(2)(A), makes written demand on the other for an appraisal (an "Appraisal Demand"). In the event of an Appraisal Demand, fair market value shall be determined as set forth in Section 2(a)(1)(B)-(E).

                                    (B)      In the event of an Appraisal
                  Demand, the Board of Directors and the Objecting Shareholders, by a majority of the votes entitled to be cast in accordance with Section 2(b)(2)(A), shall each appoint an appraiser to determine the fair market value of the business of the Corporation. Such appointments shall be made within sixty (60) days from the date of the Appraisal Demand, and shall be accomplished by each of the Board of Directors and the Objecting Shareholders by providing written notice to the other. In the event that either the Board of Directors or the Objecting Shareholders do not appoint an appraiser within such time, then such appraiser shall be appointed by the appraiser who has been appointed by either the Board of Directors or the Objecting Shareholders. Each appraiser selected hereunder shall be qualified and experienced in valuing businesses which are in the same or similar business of the Corporation and shall be neutral and impartial. Each appraiser shall disclose to all parties any circumstances likely to affect his impartiality, including any bias, any financial or personal interest in the outcome of the appraisal, and any past or present relationship with any of the parties or their counsel. The Board of Directors, on the one hand, and the Objecting Shareholders, on the other hand, shall each be responsible for paying the fees of their respective appointed appraiser.

                                    (C)      Within seventy (70) days of
                  appointment, each appraiser shall determine the fair market value of the business of the Corporation as of December 31st of the preceding year. Each appraiser shall deliver written notice of such fair market value to the Board of Directors and the Objecting Shareholders within such time period.

                                    (D)      In the event that the difference
                  between the appraised values determined by each of the appraisers is ten percent (10%) or less, the fair market value of the business of the Corporation shall be determined by averaging the appraised value of each of the appraisers. In the event that only one appraiser has timely delivered notice of his/her appraised value, then such appraisal shall determine the fair market value of the business of the Corporation.



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                                    (E)      In the event that the difference
                  between the appraised values determined by each of the appraisers is greater than ten percent (10%), then a third appraiser shall be appointed by the original two appraisers within ten (10) days and the fair market value shall be determined by the majority vote of the three appraisers within ten (10) days of the most recent appraisal issued under subsection (iii) above; provided, however, that such appraised value shall be within the range of appraised values originally determined by the two appraisers under subsection (iii) above.

                           (3) At the closing of a redemption or purchase of a Redeemable Shareholder's Shares pursuant to this Section 2(b), the Corporation or its assignee shall pay to the Redeemable Shareholder the Redemption Price in the following manner: twenty-five percent (25%) by cashier's check at the closing and seventy-five percent (75%) pursuant to a promissory note (the "Redemption Note"). The Redemption Note shall be for a term of no longer than one (1) year and shall bear simple interest at an annualized interest rate equal to the yield of U.S. Treasury Notes (3 year) as published in the Wall Street Journal on the date of issuance of the Redemption Note. Any Redemption Note of the Corporation or its assignee shall be adequately secured.

                  (c) BCD Sale; Obtaining Offer. If BCD proposes to sell all or substantially all of its Shares in any single transaction or related series of transactions and other than to an Affiliate, then BCD shall cause the proposed purchaser to deliver to the Shareholders an offer to purchase all of their Shares on the same relative terms and conditions as offered to BCD for its Shares. The Shareholders may accept such additional offer by delivering their written acceptances to the proposed purchaser within thirty (30) days from the receipt of such offer from the proposed purchaser. The closing of any sale pursuant to this Section 2(c) shall occur simultaneously with the sale of BCD's Shares to said purchaser.

                  (d) Mandatory Sale. If shareholders of the Corporation holding an aggregate of sixty percent (60%) or more of the Shares (the "Selling Shareholders") agree to sell their interests in the Corporation in any single transaction or related series of transactions other than to an Affiliate, and the proposed purchaser desires to acquire all the Shares in the Corporation, then all of the Shareholders shall sell their Shares to said proposed purchaser on the same relative terms and conditions contained in the offer delivered to the Selling Shareholders.

                  (e) Permitted Transfers by Alexander. Notwithstanding the foregoing provisions of this Section 2, Alexander may transfer all of its Shares to an Affiliate without complying with the foregoing provisions of Section 2.

                  (f) Permitted Transfers by Hood. Notwithstanding the foregoing provisions of this Section 2, Hood may transfer all of his Shares to an Affiliate without complying with the foregoing provisions of Section 2.


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         3.       Conditions of Transfer. No Transfer of Shares will be
effectuated by the Corporation until the following conditions have been satisfied:

                  (a) the written consent of the Board of Directors must have been obtained;

                  (b) the transferee must have executed a written agreement, in form and substance satisfactory to the Board of Directors, to assume all of the duties and obligations of the transferor Shareholder under this Agreement and to be bound by and subject to all of the terms and conditions of this Agreement;

                  (c) the transferee or transferor must have paid the expenses incurred by the Corporation in connection with the Transfer;

                  (d) upon request of the Corporation, the transferor must have delivered to the Corporation a written opinion of counsel reasonably satisfactory to the Board of Directors (which opinion shall be obtained at the expense of the transferor) that such Transfer will not result in a violation of applicable law including the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, or of this Agreement;

                  (e) the transferor must have executed a written instrument of transfer of Shares in form and substance satisfactory to the Board of Directors; and

                  (f) the transferor and the transferee must have executed a written agreement, in form and substance satisfactory to the Board of Directors, to indemnify and hold the Corporation and all shareholders of the Corporation harmless from and against any loss or liability arising out of the Transfer.

         4. Term. This Agreement shall terminate immediately upon the occurrence of any of the following events:

                  (a) The bankruptcy, receivership, insolvency or dissolution of the Corporation;

                  (b) The unanimous written agreement of the Shareholders and consent of the Corporation;

                  (c)      The cessation of the Corporation's business; or

                  (d) The consummation of the initial public offering of the Corporation's securities;


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         5.       Specific Enforcement. Each Shareholder expressly agrees that the Shares of the Corporation cannot be purchased or sold in the public market and that for these reasons, among others, the Corporation and the other shareholders of the Corporation would be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder, the Corporation and each other shareholder of the Corporation shall, in addition to all other remedies, each be entitled to a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof, without the necessity of proof of actual damages or the posting of a bond or other security.

         6.       Legend.

                  (a) During the term of this Agreement, each certificate evidencing any of the Shares now owned or hereafter acquired by the Shareholders shall bear a legend substantially as follows:

         "Any sale, assignment, transfer or other disposition of the shares represented by this certificate is restricted by, and subject to, the terms and provisions of a certain Shareholders Agreement dated as of November __, 1999. A copy of said Agreement is on file with the Secretary of the Corporation."

                  (b) The undersigned understands and acknowledges that the Shares have not been registered for sale under the Securities Act or any applicable state securities laws and that the Shares will be issued and sold by the Corporation in reliance upon exemptions from the registration requirements of such acts. Accordingly, the undersigned understands and agrees that for a period of at least one year from the date of issuance of the Shares, (i) stop-transfer instructions will be noted on the appropriate records of the Corporation and (ii) there will be maintained on the certificate(s) evidencing the Shares, or any substitutions therefor, a legend reading as follows:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE "STATE SECURITIES ACTS"), AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND ALL APPLICABLE STATE SECURITIES ACTS.


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         Any assignment or endorsement of the certificate(s) representing the
Shares which is in violation of the restrictions on transfer provided above will not be recognized by the Corporation nor will any assignee or endorsee of such shares be recognized as the owner thereof by the Corporation.

         7. Notices. All notices, designations, consents, offers or any other communications provided for in this Agreement must be given in writing, personally delivered, by a recognized overnight mail and courier service or by mail. If by mail, it must be mailed by registered or certified mail, postage prepaid, return receipt requested, and it will be deemed to have been given on the date which is three (3) days following the date it is posted. Notice to the Corporation is to be addressed to its then principal office. Notices to the Shareholders and BCD are to be addressed to their respective addresses as they appear on the transfer books of the Corporation, or to such other address as may be designated by a Shareholder or BCD in writing to the Secretary of the Corporation.

         8. Entire Agreement. This Agreement constitutes the entire agreement among the Shareholders, BCD and the Corporation with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them with respect to such subject matter.

         9. Governing Law; Successors and Assigns. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof).

         10. Exculpation; Rights of the Shareholders. Each Shareholder and BCD shall have the absolute right to exercise or refrain from exercising any rights that such Shareholder or BCD may have by reason of this Agreement or the Corporation's corporate charter (including, without limitation, the right to consent to the waiver of any obligation of the Corporation under this Agreement or the Corporation's corporate charter and to enter into an agreement with the Corporation for the purpose of amending or supplementing, in accordance with their respective terms, this Agreement or the Corporation's corporate charter), and neither any such holder nor any of its controlling persons, officers, directors, partners, agents, or employees, as the case may be, shall incur any liability to any other holder of Shares as a result of such holder's exercising or refraining from exercising any such right.

         11. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.


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         12.      Captions and Headings. Captions and Article and Section
headings are for convenience only and are not deemed to be part of this Agreement, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         13. Singular and Plural, Etc. Whenever the singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

         14. Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Corporation and the holders of at least 80% of the common stock of the Corporation then issued and outstanding; provided, however, that no such waiver shall extend to or affect any other obligation not expressly waived. No failure to exercise and no delay in exercising, on the part of any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

         15. Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [Signatures on next page]


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         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

WT TECHNOLOGIES, INC.

By: /s/ Ralph Manaker
   ----------------------------
Name: Ralph Manaker
Its: Vice President

BCD TECHNOLOGY, S.A.                          THE ALEXANDER FAMILY, L.P.

By: /s/ Gerard Birchen                        By:   /s/ John C. Alexander
   ----------------------------                     ----------------------------
Name: Gerard Birchen                          Name: John C. Alexander,
Its: Director                                       its managing general partner


By: /s/ Edward Bruin
   ----------------------------
Name: Edward Bruin
Its: Director


DANNY B. HOOD                                 RALPH MANAKER

/s/ Danny Hood                                /s/ Ralph Manaker
-------------------------------               ----------------------------------


STEVE REYNOLDS                                VELVA WIGGINS

/s/ Steve Reynolds                            /s/ Velva Wiggins
-------------------------------               ----------------------------------


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